IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF MORTGAGE-BACKED
SECURITIES

The mortgage-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that the mortgage-backed
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revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may vary from the description in these materials, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these
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securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation
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non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-141648) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more
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You may get these documents for free by visiting EDGAR on the SEC website at
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Alternatively, the depositor, Citigroup Global Markets Inc. and any underwriter or any dealer participating in the offering will arrange to send you the
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This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with
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current as of the date appearing on this material only and supersedes all prior
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disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Citigroup Global Markets Inc. or Goldman, Sachs & Co. imposing any limitation of any kind.

----------
For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our official confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product.
Changes to assumptions may have material impact on returns. For info, please contact your rep.

CITIGROUP COMMERCIAL MORTGAGE TRUST 2008-C7, CLASS A2

DEAL INFORMATION

Deal Type:       Commercial MBS     Gross WAC:            6.1716  Orig Deal Bal:    $1,849,908,471.00  WA Rem Term:             102
Cur Deal Bal:    $1,849,908,471.00  WA Amort Term:           295  Orig Collat Bal:  $1,849,908,471.62  Pricing Speed:         0 CPR
Cur Collat Bal:  $1,849,908,471.62  Opt Redemp:               1%
At Pricing                          Closed:         Apr 25, 2008  Next Pay:         May 10, 2008       First Pay:      May 10, 2008

TRANCHE INFORMATION

TRANCHE                    A2
CUSIP                      XXXXXXXXX
COUPON                     6.0960
TYPE                       SEN_WAC
ORIG BALANCE               103,584,000.00
CUR BALANCE                103,584,000.00
FACTOR                     1.0000
ORIG MOODY'S               Aaa
ORIG S&P                   AAA
DELAY                      9
ACCRUAL DATE               04/01/2008
GROUP                      1
ACCUM WRITEDOWN            0.00
ORIG SUPPORT (%)           30.00%
CUR SUPPORT (%)            30.00%
ORIG NATURAL SUPPORT (%)   30.00
CUR NATURAL SUPPORT (%)    30.00
ACCUM INT SHORTFALL        0.00
ACCUM COUPCAP SHORTFALL    0.00
INT RATE USED              FORMULA
FLOATER FLOOR              0.0000
FLOATER CAP                9999.000000
STATED MAT                 10/10/2012
LEGAL MAT                  12/10/2049
FREQ                       Monthly
GROUND GROUP               1
BUSINESS DAY               None
DAYCOUNT                   30/360
CAN RECV PENALTIES         Yes
CUR SUPPORT ($)            554,973,471.62
ORIG SUPPORT ($)           554,973,471.62
CUR BASIS                  1,849,908,471.62
ORIG BASIS                 1,849,908,471.62
CUR SUBORDINATE            554,973,471.00
ORIG SUBORDINATE           554,973,471.00
CUR GUARANTY               0.00
ORIG GUARANTY              0.00
CUR LETTER                 0.00
ORIG LETTER                0.00
CUR RESERVE                0.00
ORIG RESERVE               0.00
CUR EXCESS INTEREST        0.00
ORIG EXCESS INTEREST       0.00
CUR OC                     0.62
ORIG OC                    0.62
1MO COUPON
CUR FULLY INSURED          No
ORIG FULLY INSURED         No

              0 CPR   100 CPY
  Price       Yield    Yield
----------   ------   -------
 97.996556   6.7753    6.7938
 98.246556   6.7037    6.7196
 98.496556   6.6323    6.6456
 98.746556   6.5612    6.5718
 98.996556   6.4902    6.4983
 99.246556   6.4195    6.4250
 99.496556   6.3490    6.3519
 99.746556   6.2788    6.2790
 99.996556   6.2087    6.2064
100.246556   6.1389    6.1340
100.496556   6.0692    6.0618
100.746556   5.9998    5.9898
100.996556   5.9306    5.9181
101.246556   5.8616    5.8465
101.496556   5.7928    5.7752
101.746556   5.7242    5.7041
101.996556   5.6558    5.6332
102.246556   5.5876    5.5625
102.496556   5.5196    5.4920
102.746556   5.4518    5.4217
102.996556   5.3842    5.3517

                   WAL                 4.16                3.99
              Mod Durn                3.563               3.437
         Mod Convexity                0.155               0.145
      Principal Window        Jan12 - Oct12       Nov11 - Oct12
         Maturity #mos                   54                  54
             Shock(bps)
               CMT_3MO                1.869               1.869
               CMT_6MO                1.869               1.869
               CMT_2YR                1.869               1.869
               CMT_5YR                2.709               2.709
              CMT_10YR                3.539               3.539
              CMT_30YR                4.351               4.351
                Prepay                0 CPY             100 CPY
            No Prepays
 Lockout and Penalties    Include Penalties   Include Penalties
Prepay Penalty Haircut                    0                   0
               Default                0 CDR                 CDR
         Loss Severity                   0%                  0%
     Servicer Advances                   0%                  0%
       Liquidation Lag                   0%                  0%
           Balloon Ext             0 months              months
   Optional Redemption             Call (N)            Call (N)

Swap Curve Mat    2YR     3YR     4YR     5YR     6YR     7YR     8YR     9YR    10YR    12YR    15YR    20YR    25YR    30YR
           Yld 0.8125  0.8550  0.8525  0.8075  0.8250  0.8175  0.7675  0.7100  0.6500  0.8050  0.7700  0.7075  0.5600  0.3800

CITIGROUP COMMERCIAL MORTGAGE TRUST 2008-C7, CLASS A3

DEAL INFORMATION

Deal Type:       Commercial MBS     Gross WAC:      6.1716       Orig Deal Bal:    $1,849,908,471.00  WA Rem Term:    102
Cur Deal Bal:    $1,849,908,471.00  WA Amort Term:  295          Orig Collat Bal:  $1,849,908,471.62  Pricing Speed:  0 CPR
Cur Collat Bal:  $1,849,908,471.62  Opt Redemp:     1%
At Pricing                          Closed:         Apr 25,2008  Next Pay:         May 10,2008        First Pay:      May 10,2008

TRANCHE INFORMATION

TRANCHE                    A3
CUSIP                      XXXXXXXXX
COUPON                     6.0960
TYPE                       SEN_WAC
ORIG BALANCE               225,000,000.00
CUR BALANCE                225,000,000.00
FACTOR                     1.0000
ORIG MOODY'S               Aaa
ORIG S&P                   AAA
DELAY                      9
ACCRUAL DATE               04/01/2008
GROUP                      1
ACCUM WRITEDOWN            0.00
ORIG SUPPORT (%)           30.00%
CUR SUPPORT (%)            30.00%
ORIG NATURAL SUPPORT (%)   30.00
CUR NATURAL SUPPORT (%)    30.00
ACCUM INT SHORTFALL        0.00
ACCUM COUPCAP SHORTFALL    0.00
INT RATE USED              FORMULA
FLOATER FLOOR              0.0000
FLOATER CAP                9999.000000
STATED MAT                 08/10/2013
LEGAL MAT                  12/10/2049
FREQ                       Monthly
GROUND GROUP               1
BUSINESS DAY               None
DAYCOUNT                   30/360
CAN RECV PENALTIES         Yes
CUR SUPPORT ($)            554,973,471.62
ORIG SUPPORT ($)           554,973,471.62
CUR BASIS                  1,849,908,471.62
ORIG BASIS                 1,849,908,471.62
CUR SUBORDINATE            554,973,471.00
ORIG SUBORDINATE           554,973,471.00
CUR GUARANTY               0.00
ORIG GUARANTY              0.00
CUR LETTER                 0.00
ORIG LETTER                0.00
CUR RESERVE                0.00
ORIG RESERVE               0.00
CUR EXCESS INTEREST        0.00
ORIG EXCESS INTEREST       0.00
CUR OC                     0.62
ORIG OC                    0.62
1MO COUPON
CUR FULLY INSURED          No
ORIG FULLY INSURED         No

             0 CPR    100 CPY
  Price      Yield     Yield
-----------------------------
97.993714    6.6354    6.6772
98.243714    6.5765    6.6130
98.493714    6.5178    6.5490
98.743714    6.4593    6.4852
98.993714    6.4010    6.4216
99.243714    6.3428    6.3582
99.493714    6.2849    6.2950
99.743714    6.2271    6.2320
99.993714    6.1695    6.1692
100.243714   6.1120    6.1065
100.493714   6.0547    6.0441
100.743714   5.9976    5.9818
100.993714   5.9407    5.9198
101.243714   5.8839    5.8579
101.493714   5.8273    5.7962
101.743714   5.7709    5.7347
101.993714   5.7147    5.6733
102.243714   5.6586    5.6122
102.493714   5.6027    5.5512
102.743714   5.5469    5.4904
102.993714   5.4913    5.4298

                   WAL                5.21                 4.71
              Mod Durn               4.333                3.974
         Mod Convexity               0.228                0.192
      Principal Window       Jul13 - Jul13        Jan13 - Jan13
         Maturity #mos                  64                   58
            Shock(bps)
               CMT_3MO               1.869                1.869
               CMT_6MO               1.869                1.869
               CMT_2YR               1.869                1.869
               CMT_5YR               2.709                2.709
              CMT_10YR               3.539                3.539
              CMT_30YR               4.351                4.351
                Prepay               0 CPY              100 CPY
            No Prepays
 Lockout and Penalties   Include Penalties    Include Penalties
Prepay Penalty Haircut                   0                    0
               Default               0 CDR                  CDR
         Loss Severity                  0%                   0%
     Servicer Advances                  0%                   0%
       Liquidation Lag                  0%                   0%
           Balloon Ext            0 months               months
   Optional Redemption             Call (N)            Call (N)

Swap Curve Mat     2YR     3YR     4YR     5YR     6YR     7YR     8YR     9YR    10YR    12YR    15YR    20YR    25YR    30YR
           Yld  0.8125  0.8550  0.8525  0.8075  0.8250  0.8175  0.7675  0.7100  0.6500  0.8050  0.7700  0.7075  0.5600  0.3800